Exhibit 10.1

                      Summary of Revised Compensation Terms


Base Salary - $342,000, retroactive to March 1, 2006

Bonus - For each fiscal year commencing with the fiscal year ending in June 2006, 5% of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) determined in accordance with Generally Accepted Accounting Principles and calculated without taking into account any payments made by Windswept to Laurus Master Fund, Ltd. The amount of such bonus and the date of payment shall be authorized by the Compensation Committee within 90 days after the end of each fiscal year.

All other terms and conditions of the Employment Agreement, dated June 30, 2005, between Windswept and Michael O'Reilly shall remain in full force and effect.